SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G*


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                            TO RULES 13d-1(b) and (c)

                                OM Group, Inc.
                               (Name of Issuer)

                             Class A Common Stock
                        (Title of Class of Securities)

                                  670872100
                                (CUSIP Number)

                               December 4, 2002
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



                              (Page 1 of 17 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67087210                 13G               Page 2 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ardsley Advisory Partners
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,850,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,850,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,850,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 10.11%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                 13G               Page 3 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ardsley Partners I
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Connecticut
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,850,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,850,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,850,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 10.11%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                 13G               Page 4 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Philip J. Hempleman
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,850,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,850,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,850,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 10.11%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                 13G               Page 5 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
             Ardsley Offshore Fund Ltd.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
             British Virgin Islands
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               775,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               775,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               775,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                             2.75%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                 13G               Page 6 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ardsley Partners Fund II, L.P.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                725,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                725,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                725,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 2.57%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                PN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                 13G               Page 7 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ardsley Partners Fund I, L.P.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                425,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                425,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                425,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 1.51%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                          PN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                 13G               Page 8 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ardsley Partners Institutional Fund, L.P.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                450,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                450,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                450,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 1.6%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                          PN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                 13G               Page 9 of 17 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Augusta Partners L.P.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES        _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                475,000
OWNED BY      _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING     _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                475,000
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                475,000
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 1.69%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                    PN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67087210                  13G              Page 10 of 17 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is OM Group, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at Tower City 50 Public Square Suite 3500, Cleveland, Ohio, 44113-2204.


Item 2(a).     Name of Person Filing:

     This statement is filed by:
         (i) Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation, ("Ardsley Offshore"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Ardsley Partners Fund II, L.P., a Delaware limited partnership, ("Ardsley Fund II"), with respect to the shares of
                Common Stock directly owned by it;
         (iii) Ardsley Partners Fund I, L.P., a Delaware limited partnership ("Ardsley Fund I"), with respect to the shares of
                Common Stock directly owned by it;
         (iv) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership, ("Ardsley Institutional") with respect to the shares of Common Stock directly owned by it;
         (v) Augusta Partners L.P., a Delaware limited partnership("Augusta Partners") with respect to the shares of Common Stock directly owned by it;
         (vi) Ardsley Advisory Partners, a Connecticut general partnership, ("Ardsley"), which serves as Investment Adviser to
                Ardsley Offshore, Ardsley Fund II, Ardsley Fund I, Ardsley Institutional and Augusta Partners, with respect to the shares of Common Stock owned by Ardsley Offshore, Ardsley
                Fund II, Ardsley Fund I, Ardsley Institutional and Augusta Partners;
         (vii) Ardsley Partners I, a Connecticut general partnership ("Ardsley Partners"), the General Partner of Ardsley, with respect to the shares of Common Stock owned by Ardsley Offshore, Ardsley Fund II, Ardsley Fund I, Ardsley Institutional and Augusta Partners;
         (viii) Philip J. Hempleman, the managing partner of Ardsley,("Mr. Hempleman"), with respect to the shares of Common Stock owned by Ardsley Offshore, Ardsley Fund II, Ardsley Fund I, Ardsley Institutional and Augusta Partners.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 67087210                  13G              Page 11 of 17 Pages


Item 2(b).     Address of Principal Business Office or, if None,
               Residence:

     The address of the business office of each of the Reporting Persons, with the exception of Augusta Partners and Ardsley Offshore Fund Ltd., is 262 Harbor Drive, Stamford Connecticut 06902.

     The address of the business office of Augusta Partners is 622 Third Avenue, New York, New York 10017.

     The address of the business office of Ardsley Offshore Fund Ltd. is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

Item 2(c).     Citizenship:

     Ardsley Advisory Partners and Ardsley Partners I are Connecticut general partnerships. Ardsley Partners Fund II, L.P., Ardsley Partners Fund I, L.P. Ardsley Partners Institutional Fund, L.P. and Augusta Partners L.P. are Delaware limited partnerships. Ardsley Offshore Fund, Ltd. is a British Virgin Islands Corporation. Mr. Hempleman is a United States citizen.

Item 2(d).     Title of Class of Securities:

     OM Group, Inc. Class A Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     67087210


Item 3. If this  statement  is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

CUSIP No. 67087210                  13G             Page 12 of 17 Pages


          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]


Item 4.   Ownership.

         A. Ardsley Advisory Partners
              (a) Amount beneficially owned: 2,850,000
              (b) Percent of class: 10.11%  The percentages used herein and in the rest of Item 4 are calculated based upon the 28,182,726 shares of Common Stock issued and outstanding as of September 30, 2002 as reported in the Company's
                     Form 10-Q for the period ending September 30, 2002.
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 2,850,000
                     (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                     2,850,000

         B. Ardsley Partners I
              (a) Amount beneficially owned: 2,850,000
              (b) Percent of class: 10.11%
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 2,850,000
                     (iii) Sole power to dispose or direct the disposition: 0-
                     (iv) Shared power to dispose or direct the disposition:
                          2,850,000

         C. Philip J. Hempleman
              (a) Amount beneficially owned: 2,850,000
              (b) Percent of class: 10.11%
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 2,850,000
                     (iii) Sole power to dispose or direct the disposition: 0-
                     (iv) Shared power to dispose or direct the disposition:
                          2,850,000

         D. Ardsley Offshore Fund Ltd.  775,000
              (a) Amount beneficially owned:
              (b) Percent of class:  2.75%
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 775,000
                     (iii) Sole power to dispose or direct the disposition: 0-
                     (iv) Shared power to dispose or direct the disposition:
                          775,000

CUSIP No. 67087210                  13G             Page 13 of 17 Pages

         E. Ardsley Partners Fund II, L.P.
              (a) Amount beneficially owned:  725,000
              (b) Percent of class:  2.57%
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote:  725,000
                     (iii) Sole power to dispose or direct the disposition: 0-
                     (iv) Shared power to dispose or direct the disposition:
                          725,000


         F. Ardsley Partners Fund I, L.P.
              (a) Amount beneficially owned:  425,000
              (b) Percent of class:  1.51%
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote:  425,000
                     (iii) Sole power to dispose or direct the disposition: 0-
                     (iv) Shared power to dispose or direct the disposition:
                          425,000

         G. Ardsley Partners Institutional Fund, L.P.
              (a) Amount beneficially owned:  450,000
              (b) Percent of class:  1.6%
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote:  450,000
                     (iii) Sole power to dispose or direct the disposition: 0-
                     (iv) Shared power to dispose or direct the disposition:
                          450,000

         H. Augusta Partners L.P.
              (a) Amount beneficially owned:  475,000
              (b) Percent of class:  1.69%
              (c)    (i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote:  475,000
                     (iii) Sole power to dispose or direct the disposition: 0-
                     (iv) Shared power to dispose or direct the disposition:
                          475,000

CUSIP No. 67087210                  13G             Page 14 of 17 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Ardsley Advisory Partners, the Investment Manager of Ardsley Offshore Fund Ltd. and the investment advisor of Ardsley Partners Fund II, L.P., Ardsley Partners Fund I, L.P., and Ardsley Partners Institutional Fund, L.P., has the power to direct the affairs of each fund, including decisions respecting the disposition of the proceeds from the sale of shares. Ardsley Partners I is the General Partner of Ardsley Advisory Partners and as such, together with Mr. Hempleman, the Managing Partner of Ardsley Advisory Partners, directs its operations. Ardsley Advisory Partners is also a non-managing member of Augusta Management L.L.C., the Investment Advisor of Augusta Partners L.P., and in this capacity, shares in the power to direct the disposition of the shares.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     See Item 2.


Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 67087210                  13G             Page 15 of 17 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 67087210                  13G             Page 16 of 17 Pages

                              SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  December 9, 2002
                               Ardsley Offshore Fund Ltd.
                               By:  Neil Glass
                                    -----------------------------------------
                                    Vice President and Administrative Manager

                               By:  /s/Neil Glass
                                    -----------------------------------------

                                    Neil Glass
                                    -----------------------------------------
                                    Vice President and Administrative Manager


                               Ardsley Partners Fund II, L.P.
                               By:  Ardsley Partners I
                                    General Partner

                               By:  /s/ Philip J. Hempleman
                                    -----------------------
                                    Philip J. Hempleman
                                     General Partner

                               Ardsley Partners Fund I, L.P.
                               By:  Ardsley Partners I
                                    General Partner

                               By:  /s/ Philip J. Hempleman
                                    -----------------------
                                    Philip J. Hempleman
                                     General Partner

                              Ardsley Partners Institutional Fund, L.P.
                               By:  Ardsley Partners I
                                    General Partner

                               By:  /s/ Philip J. Hempleman
                                    -----------------------
                                    Philip J. Hempleman
                                     General Partner

                               Augusta Partners L.P.
                               By:  Howard Singer
                                    General Partner

                               By:  /s/ Howard Singer
                                    -----------------------
                                    Howard Singer
                                     General Partner

CUSIP No. 67087210                  13G             Page 17 of 17 Pages

                               Ardsley Advisory Partners
                               By:   Ardsley Partners I
                                     General Partner

                               By:  /s/ Philip J. Hempleman
                                    -----------------------
                                    Philip J. Hempleman
                                     General Partner

                               Ardsley Partners I
                               By:   Philip J. Hempleman
                                     Managing Partner

                               By:  /s/ Philip J. Hempleman
                                    -----------------------
                                    General Partner

                               Philip J. Hempleman, individually

                               By:  /s/ Philip J. Hempleman
                                    -----------------------
                                    Philip J. Hempleman